Exhibit 99.1

Jena Acquisition Corporation II Announces Non-Compliance with Section 802.01B of the NYSE Listed Company Manual which Requires the Company to Maintain a Minimum of 300 Public Stockholders

LAS VEGAS, NEVADA., April 03, 2026 (GLOBE NEWSWIRE) — Jena Acquisition Corporation II (the “Company”) announced today that on April 1, 2026, the Company received a written notice from the staff of NYSE Regulation of the New York Stock Exchange (“NYSE”) indicating that the Company is not in compliance with Section 802.01B of the NYSE Listed Company Manual (the “Listing Rule”) which requires the Company to maintain a minimum of 300 public stockholders on a continuous basis.

As permitted under the Listing Rule, the Company plans to promptly submit a business plan that demonstrates how the Company expects to return to compliance with the Listing Rule within 18 months of receipt of the Notice, which will involve completing a de-SPAC transaction.

The Notice has no immediate impact on the Company’s securities, and provided the NYSE approves the plan, the Company’s securities will continue to be listed and traded on the NYSE during the 18-month cure period under their existing ticker symbols.

About Jena Acquisition Corporation II

The Company is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination in any business or industry, it intends to capitalize on the ability of its management team and initially focus its search on identifying a prospective target business that can benefit from its co-founder and Chairman William P. Foley, II’s and its co-founder and Chief Executive Officer Richard N. Massey’s historical areas of business expertise. W. Dabbs Cavin, Dexter Fowler and Tim Hsia will be serving as board members.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly, including the Company’s ability to submit a plan to regain compliance satisfactory to NYSE Regulation; the Company’s ability to evidence that it has at least 300 public shareholders; and other risks and uncertainties set forth in the Company’s reports filed with the Securities and Exchange Commission (the “SEC”). Copies of these reports can be accessed through the SEC’s website at www.sec.gov. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Media Contact

Richard N. Massey

CEO
jenaacquisition.com